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                                                                      EXH. 10.49

                                LICENSE AGREEMENT

This agreement ("Agreement"), which shall be effective as of January 1, 2001 ("Effective Date"), is between: Outlast Technologies, Inc., a Colorado corporation, with its principal place of business at 6235 Lookout Road, Boulder, CO 80301 U.S.A. ("Outlast"); and Frisby Technologies, Inc., a North Carolina corporation, with its principal place of business at 3195 Centre Park Blvd., Winston-Salem, NC 27107 ("Frisby").

                                    RECITALS

WHEREAS, Outlast has rights to make, have made, use, and sell certain technology relating to certain products utilizing reversible thermal storage properties, and

WHEREAS, Frisby is desirous of securing, and Outlast is willing to grant, license rights to manufacture, sublicense and sell certain products utilizing the Technology as defined below,

NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree to the following terms and conditions:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 "AFFILIATE" of Frisby shall mean an organization of which more than fifty percent (50%), if a U.S. organization, or more than forty percent (40%), if a foreign organization, of the voting stock or ownership is controlled directly or indirectly by Frisby.

1.2 "CUSTOMER" shall mean a manufacturer of End-Use Products or Intermediate Products, or a converter, combiner, distributor, or agent who sells to a manufacturer of End-Use Products or Intermediate Products.

1.3 "END-USE PRODUCTS" shall mean finished products which are intended to be sold to consumers and are made in whole or in part from Licensed Products.

1.4 "FOAM" shall mean any cellular material formed by the dispersion of gas bubbles (whether internally chemically generated, externally incorporated, as by chemical blowing agents, or physically incorporated, as by mechanical whipping or frothing action) within a polymeric base material. Exemplary base material polymers include, but are not limited to, polyurethane, ethylene/vinyl acetate
(EVA) copolymer, latex, polyethylene, polypropylene, butyl, silicone, cellulose acetate, neoprene, epoxy, polystyrene, phenolic, and polyvinyl chloride (PVC). As used herein "Foam" includes not only a single, continuous foam layer but also multiple foam layers, if they are substantially continuously attached to one another.

1.5 "INTERMEDIATE PRODUCT" shall mean MicroPCM Foam (i) that is attached by any means to fibers, fiber products or fabrics and (ii) is not an End-Use Product.

1.6 "LICENSED PRODUCTS" shall mean the following products: (i) MicroPCMs intended for use in MicroPCM Foam, and (ii) MicroPCM Foam; wherein the MicroPCM Foam standing alone, in either case, has thickness greater than two (2) millimeters and is intended to be attached or joined by any means to fibers, fiber products or fabric when used in the construction of an End-Use Product. For purposes of clarity, the MicroPCM Foam thickness specification required herein applies at the time of production of the MicroPCM Foam, as well as after the production of the Intermediate Product, but prior to delivery of either by Frisby, its licensees, Customers, Affiliates, and/or agents. The MicroPCM Foam shall be considered to be within specification if the MicroPCM Foam is uniformly greater than two (2) millimeters except for edges and unintended imperfections. In all cases specified herein, the thickness of the MicroPCM Foam portion of an Intermediate Product shall be determined by measuring only the MicroPCM Foam and not the


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fibers, fiber products or fabrics to which the MicroPCM Foam may be attached or joined. Such thickness must remain greater than two (2) millimeters following manufacture of both the MicroPCM Foam and the MicroPCM Foam portion of the Intermediate Product. Intentional and permanent compression of the MicroPCM Foam portion of the Intermediate Product by any means, without limitation to include any form of quilt stitching of the MicroPCM Foam, to two (2) millimeters or below by Frisby, its licensees, Customers, Affiliates and/or agents, except as might be reasonably necessary to construct a particular End-Use Product in a manner consistent with conventional fabrication methods, shall be a breach of this Agreement. For purposes of clarity, permanent compression means that the MicroPCM Foam portion of the Intermediate Product, when measured at room temperature 12 hours after said Intermediate Product is removed from a recently constructed and unused End-Use Product, does not rebound to above two (2) millimeters in thickness.

1.7 "LICENSED TERRITORY" shall mean worldwide.

1.8 "MICROPCM" shall mean microencapsulated phase change material.

1.9 "MICROPCM FOAM" shall mean any Foam wherein MicroPCMs are combined with the polymeric base material of the Foam prior to curing, resulting in a Foam containing a plurality of MicroPCMs integral with and dispersed throughout at least a longitudinal section of said Foam, and wherein substantially all of said MicroPCMs are individually surroundingly encapsulated and embedded within said Foam. "MICROPCM FOAM" shall also mean any Foam with a thickness greater than two
(2) millimeters having applied thereto a polymeric coating, which coating (i) contains a plurality of MicroPCMs integral with and dispersed throughout said coating, (ii) has thickness greater than two (2) millimeters, (iii) is substantially entirely on the surface of the Foam, and (iv) has been cured prior to being attached or joined to any fibers, fiber products or fabric. For purposes of clarity, the "MICROPCM FOAM" as defined by the second sentence of this Section 1.9 must have a total thickness greater than four (4) millimeters.

1.10 "PARTY" shall mean Frisby or Outlast.

1.11 "PARTIES" shall mean Frisby and Outlast.

1.12 "PCM" shall mean phase change material.

1.13 "TECHNOLOGY" shall mean the intellectual property licensed by Outlast from Triangle Research and Development Corporation of Raleigh, NC, ("TRDC") pursuant to the TRDC License. "Technology" does not include any patent which Outlast owns or in which Outlast has rights other than patents licensed under the TRDC License.

1.14 "TRDC LICENSE" shall mean that certain License Agreement executed January 22, 1991 between TRDC and Gateway Technologies, Inc. (the former name of Outlast).

                                    ARTICLE 2
                             GRANT OF LICENSE & TERM

2.1 GRANT. Subject to the terms and conditions in this Agreement, including without limitation Section 2.3, Outlast grants to Frisby an exclusive, fully-paid license under the Technology and within the Licensed Territory to make, have made, use, and sell Licensed Products to Customers for incorporation into End-Use Products. Frisby's rights under this Section 2.1 shall include the right to sublicense Customers and those who purchase from Customers, either by sale of Licensed Products or by separate contract. The license granted hereunder shall be exclusive, even as to Outlast.

2.2 RESERVATION OF RIGHTS. Nothing in this Agreement shall be deemed to convey to Frisby an interest in the Technology other than as stated in Section 2.1 of this Agreement. Furthermore, nothing in this Agreement shall be construed to limit Outlast's ability to make, have made, use, and sell products incorporating the Technology, except as specifically provided herein. Frisby acknowledges that, as


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respects the Technology, Outlast may sell any product it owns or to which it has rights, except for the rights to Licensed Products granted to Frisby. Neither Frisby nor its Affiliates will challenge the validity of the Technology or the validity of Outlast's license under the Technology. However, an agreement by Outlast affecting any of the foregoing, or an award or court judgment that is binding on Outlast and affects any of these matters, in a challenge by any person or entity other than Frisby or its Affiliates, will inure to Frisby's benefit to the extent applicable.

2.3 SPECIFIC PRODUCTS/MARKETS RESERVED. Outlast has granted certain exclusive rights to Benetton Group S.p.A. ("Benetton") in Alpine Ski Boots. No Licensed Product may be sold for use in Alpine Ski Boots until 1 year after the rights granted by Outlast to Benetton expire without extension or become non-exclusive. Outlast shall notify Frisby in writing within thirty (30) days after the rights granted by Outlast expire without extension or become non-exclusive. One year after the rights granted by Outlast in Alpine Ski Boots expire without extension or become non-exclusive, Frisby shall have the non-exclusive right to sell Licensed Products for use in Alpine Ski Boots. Outlast shall be entitled to extend the term of any rights granted to Benetton upon such terms as Outlast may determine.

2.4 SCOPE OF TRDC LICENSE. The Parties agree that MicroPCM Foam that is attached or joined by any means to fibers, fiber products or fabric is within the scope of the TRDC License and, therefore, is within the definition of Technology. The Parties further agree that, except as it is attached or joined by any means to fibers, fiber products or fabric, MicroPCM Foam is not within the scope of the TRDC License, and therefore, is not within the definition of Technology. Neither Frisby nor its Affiliates will challenge the meaning of Technology as set forth above in this Section with respect to any period during which this Agreement is in effect. However, an agreement by Outlast that restricts the scope of Outlast's license under the TRDC License, or an award or court judgment that is binding on Outlast and restricts the scope of Outlast's license under the TRDC License, in a challenge by any person or entity other than Frisby or its Affiliates, will inure to Frisby's benefit hereunder by restricting the definition and scope of "Licensed Products" to those within the so restricted scope of the TRDC License, to the extent applicable. Frisby and its Affiliates will not encourage or support (other than any support which is required to be given under law) any third party in making any such challenge.

2.5 TERM. Subject to the provisions of Section 3.2 of the agreement dated as of the date hereof between Outlast and Frisby, this Agreement shall automatically terminate upon expiration of the last to expire of the patents within the Technology.

2.6 NOTICES. Frisby shall provide the following notice in writing to all new licensees, Customers and Affiliates at the time it grants a sublicense to the Technology to such entity: "Intentional and permanent compression of the MicroPCM Foam to two (2) millimeters or below, except as might be necessary to construct the End-Use Product in a manner consistent with conventional fabrication methods, shall be a breach of the license granted by Frisby. Thickness of the MicroPCM Foam shall be determined by measuring only the MicroPCM Foam and not any fibers, fiber products or fabrics to which the MicroPCM Foam may be attached or joined."

                                    ARTICLE 3
                    DISCOVERIES, INVENTIONS & PATENT MARKINGS

3.1 DISCOVERIES AND INVENTIONS. Frisby shall be entitled to develop enhancements, modifications or improvements to the Licensed Products ("Improvements"). Frisby grants to Outlast a worldwide, exclusive, fully paid-up license under the same scope of the Technology to make, have made, use and sell Improvements subject to the exclusive rights granted to Frisby hereunder. Upon conception of each Improvement, Frisby shall, as soon as practicable, notify Outlast in writing about the Improvement in accordance with Section 6.3, including therein a complete description of the Improvement. For three (3) months following disclosure by Frisby to Outlast, each Improvement shall not be publicly disclosed, published, demonstrated, offered for sale or otherwise divulged by Frisby without Outlast's written consent. During the term of this Agreement, Frisby's license to make, use and sell Licensed Products shall include commensurate rights under Improvements, which rights with respect to the Improvements shall not require any royalty.


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3.2 PROSECUTION OF PATENT APPLICATIONS. Frisby, at its sole discretion and at its own expense, shall file and prosecute patent applications on Improvements and shall assign or license rights thereto to Outlast, as and to the extent specified in Section 3.1.

3.3 PATENT MARKING. Except for MicroPCMs sold by Frisby, Frisby shall mark all Licensed Products and End-Use Products or their containers sold by Frisby under this Agreement with the words "Patent No." and the numbers of the patent(s) applicable to each Licensed Product.

                                    ARTICLE 4
                        ENFORCEMENT OR DEFENSE OF RIGHTS
                              AGAINST THIRD PARTIES

4.1 THIRD PARTY INFRINGEMENT. Outlast and Frisby shall notify each other in writing not more than thirty (30) days after learning of a possible infringement of the Technology or of any imitation, unauthorized possession, knowledge, or use of the Technology or of any claim by a third party that the Technology may be infringing on the rights of a third party.

4.2 ENFORCEMENT AND DEFENSE.

         a. Unless otherwise agreed by the Parties, Frisby shall have the sole right to institute legal proceedings against any third party that is reasonably believed to be infringing the Technology with respect to a Licensed Product to which Frisby has exclusive rights under this Agreement to eliminate such infringement. Frisby shall pay all costs related to bringing any such action. Outlast, at Frisby's sole expense, shall reasonably cooperate in the prosecution of any such action. Frisby shall be entitled to receive and retain the full amount of any and all settlement amounts, damages, license fees, and costs recovered or required to be paid relating to any such action.

         b. Outlast and Frisby, as party defendants, shall jointly defend any action brought by a third party against either Outlast or Frisby or both with respect to the validity of either Parties' rights in the Technology as they relate to Licensed Products. Outlast and Frisby shall share equally all costs related to bringing or defending any such action and shall share equally in any and all settlement amounts, damages, license fees, and costs recovered or required to be paid relating to any such action.

4.3 FRISBY'S FAILURE TO ENFORCE OR DEFEND. In the event that Frisby fails to enforce or defend the Technology in breach of Section 4.2, Outlast may institute legal proceedings against a third party infringer and shall defend legal proceedings filed against it. Any action instituted by Outlast against a third party infringer shall be at Outlast's sole cost and expense and Outlast shall be entitled to retain all amounts received in costs, settlement or damages.

4.4 JOINT REPRESENTATION. Outlast and Frisby shall make every effort to agree on representation by one lead counsel in any joint defense of the Technology who is the most knowledgeable about the Technology, as well as the claims involved, in order to promote efficiency and to reduce expenses incurred in the joint defense of rights against third parties. If the parties involved can not reach a decision on lead counsel, Outlast shall make the final selection. Any party may choose to be separately represented, however, in that instance, such party shall pay its own legal fees and costs for such separate representation in addition to its share of the costs related to joint representation.

4.5 COOPERATION. The Parties shall cooperate fully in the enforcement or defense of rights pursuant to this Article 4 including without limitation, releasing information and documents relevant thereto and participation in any litigation brought hereunder, to the extent specified.

                                    ARTICLE 5
                    WARRANTY, LIABILITY, AND INDEMNIFICATION


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5.1 PROPRIETARY RIGHTS WARRANTY. Outlast warrants that as of the date it executes this Agreement, it knows of no claim of any third party relating to the infringement by Outlast of such third party's rights in any patent or other proprietary right relating to the use of the Technology other than those set forth on Schedule 5.1 to this Agreement. Frisby warrants that as of the date it executes this Agreement, it knows of no claim of any third party relating to the infringement by Frisby of such third party's rights in any patent or other proprietary right relating to the use of Frisby's intellectual property or proprietary information other than those set forth on Schedule 5.1 to this Agreement. In addition, each Party warrants that this Agreement does not contravene any other agreement to which it is a party or its certificate of incorporation or by-laws.

5.2 TRDC LICENSE. Outlast warrants that to the best of its knowledge, (i) the TRDC License is valid and binding upon TRDC and Outlast and is in full force and effect, and (ii) Outlast has the right under the TRDC License to grant the rights granted to Frisby pursuant to this Agreement.

5.3 LIMITATION OF LIABILITY. OTHER THAN AS EXPRESSLY SET FORTH IN SECTIONS 5.1 AND 5.2 ABOVE, FRISBY ACKNOWLEDGES AND AGREES THAT OUTLAST HAS NOT MADE, DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATION, GUARANTY, CONDITION, COVENANT OR WARRANTY OF ANY KIND WITH RESPECT TO ITS TECHNOLOGY, WHETHER WRITTEN OR VERBAL, EXPRESS OR IMPLIED, IN FACT OR AT LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR USE. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.4 OR BREACHES OF ARTICLE 6, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, EVEN IF SUCH PARTY WAS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

5.4 INDEMNIFICATION.

         a. USE OF TECHNOLOGY: FRISBY. Frisby shall indemnify, defend, and hold harmless Outlast from any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys fees and costs) which Outlast or Frisby may sustain, whether for personal injury or otherwise, by reason of or as a result of Frisby's (or its employees, officers, agents, or any person connected with its business) design, operation of its business, marketing, manufacture, or distribution of Licensed Products, including but not limited to:
(i) unfair or fraudulent advertising claims, warranty claims, and claims for unauthorized use of any intellectual property right owned by a third party; (ii) product defect or liability claims pertaining to the Licensed Products; and
(iii) failure to comply with any laws or regulations, including all of the United States import/export laws and regulations.

         b. USE OF TECHNOLOGY: OUTLAST. Outlast shall indemnify, defend, and hold harmless Frisby from any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys' fees and costs) which Outlast or Frisby may sustain, whether for personal injury or otherwise, by reason of or as a result of Outlast's (or its employees, officers, agents, or any person connected with its business) design, operation of its business, marketing, manufacture, or distribution of products made with or containing Improvements, including but not limited to: (i) unfair or fraudulent advertising claims, warranty claims, and claims for unauthorized use of any intellectual property right owned by a third party; (ii) product defect or liability claims pertaining to such products; and (iii) failure to comply with any laws or regulations, including all of the United States import/export laws and regulations.

                                    ARTICLE 6
                            MISCELLANEOUS PROVISIONS

6.1 STATUS OF PARTIES. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. Neither Party shall have the power to control the activities


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and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. Neither Party shall hold itself out as having any authority or relationship in contravention of this Section 6.1, and neither Party shall act on behalf of the other Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of the other Party.

6.2 EFFECT OF WAIVER. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

6.3 NOTICES. All notices or other communications which are required to be given or may be given to Parties pursuant to the terms of this Agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery date as specified in the return receipt in the case of registered or certified mail. Notices to be given to Outlast shall be addressed to Mr. George Cattermole, President, Outlast Technologies, Inc., 6235 Lookout Road, Boulder, CO 80301, with a copy to Holland & Hart LLP, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80202, Attn:
Kevin S. Crandell. If given to Frisby, it shall be addressed to Mr. Greg Frisby, CEO, Frisby Technologies, Inc., 3195 Centre Park Blvd., Winston-Salem, NC 27107, with a copy to Jones, Day Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022-8070, Attn: Robert K. Smits. Either Party hereto may at any time, by thirty (30) days written notice to the other, designate any other person or address in place of those provided in this Section 7.3 6.3.

6.4 SEVERABILITY. The Parties acknowledge and agree that, should any provision of this Agreement be determined to violate or contravene any law, such provision shall be severed or modified to the extent necessary to comply with the applicable law, and such modified provision and the remainder of the provisions hereof shall continue in full force and effect.

6.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the successors, or assigns of the Parties. The license granted by this Agreement shall be binding on any successor to ownership or control of the Licensed Products. Frisby shall have the right to assign or sublicense its rights under this Agreement without the consent of Outlast; provided, however, that any such assignee or sublicensee agrees in writing to be bound by the terms and conditions of this Agreement. Name changes and changes of the state of incorporation shall not require approval. Outlast shall be able to assign its rights under this Agreement freely and without constraint. In the event of a merger or consolidation between Outlast and a surviving corporation, or if an entity purchases or otherwise acquires all, or substantially all, of the assets of that segment of Outlast's business relating to the subject matter of this Agreement, Outlast shall be able to assign this Agreement as a whole to the surviving corporation or purchasing or acquiring entity and, thereafter, Outlast shall have no further liability to Frisby pursuant to this Agreement; provided, however, that such surviving or acquiring entity first agrees in writing to be bound by the terms and conditions of this Agreement.

6.6 MODIFICATION. Except as specifically provided otherwise herein, this Agreement shall only be modified by written agreement of both Parties.

6.7 INJUNCTIVE RELIEF. The Parties acknowledge that the Technology possesses a special, unique, and extraordinary character which makes difficult the assessment of the monetary damage which would be sustained by Outlast as a result of Frisby's breach of this Agreement, and that irreparable injury would be caused to Outlast by such breach. Accordingly, Outlast shall have the right to seek and obtain immediate and permanent injunctive and other equitable relief, without the necessity of posting a bond, cash or otherwise, in the event of a breach of this Agreement by Frisby, in addition to any and all rights or remedies otherwise available to Outlast at law or in equity.

6.8 AUTHORIZATION. The Parties acknowledge that this Agreement is valid, legal, and binding upon such Party. Outlast represents and warrants that the person signing this Agreement on behalf of Outlast is duly authorized to bind Outlast to the terms and conditions of this Agreement. Frisby represents and warrants


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that the person signing this Agreement on behalf of Frisby is duly authorized to bind Frisby to the terms and conditions of this Agreement.

6.9 HEADINGS AND CAPTIONS. The headings or captions in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

6.10 ENTIRE AGREEMENT. The Parties agree that this Agreement contains the entire understanding and Agreement between the Parties and supersedes all previous communications, proposals, representations, and agreements, whether oral or written, and whether related in any way to the purpose of this Agreement or not. This Agreement is binding upon the Parties and neither Party shall challenge its validity. This Agreement shall not be construed against the drafting Party solely because of the submission of the Agreement to the other Party. Each Party has had an opportunity to consult with its own legal counsel and has not relied upon representations or warranties of the other Party except as set forth in this Agreement.

6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

6.12 CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to the conflicts of laws principles of such State. Any suit commenced by Frisby to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall only be brought in the United States District Court for the District of Colorado or the District Court in and for the County of Boulder, Colorado. Any suit commenced by Outlast to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall only be brought in the United States District Court for the District of North Carolina or the Court in and for the County of Forsyth, North Carolina. Each party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.

6.13 SURVIVAL. Except as otherwise provided herein, the provisions of this Agreement that by their sense and context are intended to survive performance by either or both parties shall also survive the expiration or termination of this Agreement.


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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY
EXECUTED, IN DUPLICATE, AS OF THE EFFECTIVE DATE.

OUTLAST TECHNOLOGIES, INC.



BY: /s/ George R. Cattermole
   --------------------------------------------
NAME: George R. Cattermole
     ------------------------------------------
         (Print)

TITLE: President & CEO    DATE: May 4, 2001
      -----------------        ----------------

FRISBY TECHNOLOGIES, INC.



BY: /s/ Duncan R. Russell
   --------------------------------------------

NAME: Duncan R. Russell
     ------------------------------------------
         (Print)

TITLE: President & COO    DATE: May 4, 2001
      -----------------        ----------------


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                                  Schedule 5.1
                                       to
                License Agreement Effective as of January 1, 2001
                                     Between
                           Outlast Technologies, Inc.
                                       and
                            Frisby Technologies, Inc.

                               Third Party Claims

1. Theresa M. Buckley

2. Baychar


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